Exhibit 99.1

Bone Biologics Issues Mid-Year Shareholder Update Highlighting Progress Across 2026 Priorities

Strengthened capital position supports continued advancement of NB1 clinical development, manufacturing readiness and intellectual property initiatives through Q2 2027

BURLINGTON, Mass., July 23, 2026 --(GLOBE NEWSWIRE)--Bone Biologics Corporation (Nasdaq: BBLG, BBLGW) (“Bone Biologics” or the “Company”), a developer of orthobiologic products for spine fusion markets, today issued a shareholder update summarizing the Company’s progress through the first half of 2026, including its recently completed financing, continued advancement of NB1, its rhNELL-1-based bone graft product candidate, and further validation of its manufacturing and product stability profile.

“During the first half of 2026, we strengthened several of the fundamental drivers underlying NB1’s development and long-term value proposition: clinical execution, product stability, intellectual property protection and capital visibility,” said Bone Biologics CEO Jeff Frelick. “The extension of rhNELL-1’s validated shelf life to 29 months enhances our manufacturing and supply-chain flexibility, while the recent financing provides the runway to advance our first-in-human study and execute against our regulatory and operational priorities through Q2 2027. Collectively, we believe these achievements reduce execution risk, preserve strategic flexibility and position us to generate the clinical evidence necessary to further define NB1’s potential in spinal fusion.”

Strengthened capital position and extended runway

In July 2026, the Company completed a private placement with a single healthcare-focused institutional investor, priced at-the-market under Nasdaq rules, generating gross proceeds of approximately $3.0 million before deducting placement agent fees and offering expenses. The financing also included Series F warrants and Series G warrants which, if fully exercised on a cash basis, would provide up to approximately $6.0 million of additional gross proceeds. No assurance can be given that any of the warrants will be exercised or that the Company will receive cash proceeds from their exercise.

The Company intends to use the net proceeds to fund clinical trials, maintain and extend its patent portfolio, and for working capital and general corporate purposes. The Company believes this financing extends its operating runway through Q2 2027, providing the capital base to execute the clinical and operational priorities set out at the start of the year without near-term reliance on additional financing.

Advancing the NB1 clinical program

The Company continues to advance its first-in-human pilot clinical study of NB1, which combines the recombinant human NELL-1 protein (rhNELL-1) with demineralized bone matrix for use in spinal fusion procedures. Consistent with the outlook provided in January, the Company expects to complete patient enrollment in the study by year-end and may provide interim updates as appropriate.

Product stability and manufacturing readiness

In May 2026, the Company announced that the validated shelf life of its rhNELL-1 protein had been extended to 29 months, building on the 24-month milestone achieved in December 2025. The Company believes the extended stability profile supports manufacturing flexibility, lot sizing and supply chain planning as the program progresses toward a potential future pivotal study.

Executing against 2026 priorities

In January 2026, the Company outlined its priorities for the year: advancing the NB1 clinical program, continuing manufacturing and regulatory readiness efforts, pursuing additional intellectual property protection for its rhNELL-1 technology, and maintaining capital discipline. The progress summarized in this update reflects execution against each of these priorities through the first half of the year.

“Spine fusion remains an underserved market and closing that gap with a differentiated biologic is the opportunity in front of us,” added Frelick. “Our shareholders’ support has been foundational to the progress we’ve made getting here. The mandate for the remainder of 2026 is unchanged: execute the clinical program with discipline and manage our capital with the same rigor.”

About Bone Biologics

Bone Biologics was founded to pursue regenerative medicine for bone. The Company is undertaking a clinical study in Australia with select strategic partners that builds on the preclinical research of the NELL-1 protein. Bone Biologics is focusing development efforts for its bone graft substitute product on bone regeneration in spinal fusion procedures, while additionally having rights to trauma and osteoporosis applications. For more information, please visit www.bonebiologics.com.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements regarding the Company’s strategic outlook and expected achievements for the year 2026, timing, implementation, and success of the Company’s pilot clinical study, the Company’s development of rhNELL-1 and achievement of operational milestones, the ability of the Company’s lead product candidate NB1 to provide rapid, specific and guided control over bone regeneration and show fusion success in humans, the ability of NB1 to compete in global markets, the Company’s intended uses of proceeds from its private placement and operating runway, the Company’s performance as a public company, as well as statements containing the words “may,” “believe,” “continue,” “expect,” “intend,” “opportunity,” “will,” “would,” “outlook,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. The Company’s actual results may differ materially from those anticipated in its forward-looking statements as a result of a number of factors, including, but not limited to, market and other conditions and risks generally associated with an undercapitalized developing company, as well as the risks contained under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the Company’s other filings with the Securities and Exchange Commission. Except as required by applicable law, we undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date hereof.

Contacts

CORE IR

(212) 655-0924

investors@bonebiologics.com